Exhibit (a)(3)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TCW FUNDS, INC.

TCW FUNDS, INC. a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in the State of Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The Articles of Incorporation are hereby amended to rename the following classes or series of the Corporation: TCW Global Artificial Intelligence Fund is hereby renamed TCW Artificial Intelligence Equity Fund.

SECOND:        The amendment was approved by a majority of the entire Board of Directors of the Corporation and that the amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:            The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, TCW Funds, Inc. has caused these Articles of Amendment to be executed by its President and witnessed by its Assistant Secretary on this 16th day of August 2017. The President of the Corporation acknowledges that the Articles of Amendment are the act of the Corporation, that to best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

TCW Funds, Inc.

By: /s/ David S. DeVito
David S. DeVito
President

ATTEST:	/s/ Patrick Dennis
Patrick Dennis
Assistant Secretary